Exhibit 99.3

V55
                                 STOCK AGREEMENT

     THIS AGREEMENT, dated as of August 15, 1997, is between (i) AMC Entertainment Inc., a Delaware corporation ("AMCE"), (ii) Stanley H. Durwood, individually, and as trustee of the 1992 Durwood, Inc. Voting Trust dated December 12, 1992 (the "1992 Trust"), and as trustee of the Trust created pursuant to the Stanley H. Durwood Trust Agreement dated August 14, 1989 (the "1989 Trust"), Carol D. Journagan, Edward D. Durwood, Thomas A. Durwood, Elissa
D. Grodin, Brian H. Durwood, Peter J. Durwood, The Thomas A. and Barbara F. Durwood Family Investment Partnership, a California limited partnership (the "TBD Partnership") (all persons and entities referred to in this clause (ii) are referred to herein collectively as the "Family Stockholders") and each Authorized Assignee (as defined below) of such Family Stockholder (each such Family Stockholder and Authorized Assignee a "Stockholder" and collectively "Stockholders") and (iii) solely for purposes of Section 5.3 hereof, Delta Properties, Inc., a Missouri corporation.

                                   WITNESSETH:

     WHEREAS, Family Stockholders own (directly or indirectly) stock of Durwood, Inc., a Missouri corporation ("DI"), which is party to an Agreement and Plan of Merger and Reorganization among DI and AMCE (the "Merger Agreement"), providing for the merger ("Merger") of DI into AMCE; and


     WHEREAS, pursuant to the Merger, Family Stockholders will acquire shares of AMCE's common stock, par value 66 2/3(cent) per share (the "Common Stock") and shares of AMCE's Class B Stock, par value 66 2/3(cent) per share (the "Class B Stock"); and


     WHEREAS, the parties anticipate that a portion of the shares of Common Stock received in the Merger (or the shares of Common Stock received upon the conversion of shares of Class B Stock received in the Merger) will be offered in a secondary offering registered under the Securities Act of 1933, as amended (the "1933 Act") pursuant to and as contemplated by the Registration Agreement (the "Secondary Offering"); and

     WHEREAS, AMCE requires that this Agreement be made as a condition precedent to the Merger and its agreement to file a registration statement in connection with the Secondary Offering.


     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                                   Definitions

     As used in this Agreement, the following terms, not otherwise defined herein, have the meanings set forth below.


     "Adjusted Basis" shall have the meaning specified in the Registration Agreement.


     "Affiliate" of a specified person means a person (other than AMCE or a majority-owned subsidiary of AMCE) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Associate" of any person means (i) a corporation or organization (other than AMCE or a majority-owned subsidiary of AMCE) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such person has a substantial beneficial ownership interest or as to which such person serves as trustee or in a similar fiduciary capacity; or (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of AMCE or any of its parents or subsidiaries.


     "Authorized Assignee" of a Stockholder means (i) any person or entity (other than a Charitable Assignee, except as provided in clause (ii) below) to which Voting Securities are transferred by gift or otherwise without fair consideration or (ii) if such Stockholder is a Family Stockholder, to the extent such Stockholder (and its Authorized Assignees) transfers more than 5% in the aggregate of the shares of Class B Stock or Common Stock received by such Family Stockholder in the Merger (or Common Stock received upon the conversion of such Class B Stock) ("Merger Shares") to Charitable Assignees, those Charitable Assignees receiving shares in excess of such threshold.


     "Charitable Assignee" of a Stockholder shall mean any charitable organization, including charitable remainder and charitable lead trusts, a transfer of property to which by such Stockholder would qualify, at least in part, for an income, gift or estate tax charitable deduction under the Internal Revenue Code of 1986, as amended.


     "Durwood Children" means Family Stockholders (other than Stanley H. Durwood, the 1992 Trust and the 1989 Trust), and any Authorized Assignee of a Family Stockholder (other than Authorized Assignees of Stanley H. Durwood, the 1992 Trust and the 1989 Trust that are not Family Stockholders).


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.


     "Effective Date" shall mean the date on which the Effective Time (as defined in the Merger Agreement) occurs.


     "Group" means two or more persons acting as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of AMCE.

     "Indemnification Agreement" has the meaning specified in the Merger Agreement.


     "Merger  Expenses"  shall mean  those  Expenses  (as  defined in the Merger
Agreement) not paid by Stanley H. Durwood, the 1989 Trust and the 1992 Trust pursuant to Section 2(c) of the Indemnification Agreement.


     "Permitted Assignee" shall have the meaning specified in the Registration Agreement.


     "Registration Agreement" means the Registration Agreement dated the date hereof among AMCE and the Family Stockholders.


     "Restricted Period" shall mean a period commencing the date hereof and ending three years after the Effective Date.


     "Voting Securities" means Common Stock, Class B Stock and any other securities of AMCE that may be issued from time to time having general voting power under ordinary circumstances in the election of directors and any other security of AMCE convertible into, or exercisable for, any such security.


                                   ARTICLE II

                         Representations and Warranties

     Section  2.1   Representations   and  Warranties  of   Stockholders:   Each
Stockholder, severally, as to himself, herself or itself, and not jointly, hereby represents and warrants to AMCE as follows:


     (a) Such Stockholder has full legal right, power and authority to enter into and perform this Agreement and the Registration Agreement. This Agreement and the Registration Agreement are valid and binding obligations of such Stockholder enforceable against such Stockholder in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).


     (b) Neither the execution and delivery of this Agreement or the Registration Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby or thereby conflicts with or constitutes a violation of or default under any statute, law, regulation, order or decree applicable to such Stockholder, or any material contract, commitment, agreement, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound.


     Section 2.2 Representations and Warranties of AMCE. AMCE hereby represents and warrants to Stockholders as follows:


     (a) AMCE has full legal right, power and authority to enter into and perform this Agreement and the Registration Agreement. The execution and delivery of this Agreement and the Registration Agreement by AMCE and the consummation by AMCE of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of AMCE. This Agreement and the Registration Agreement are valid and binding obligations of AMCE enforceable against AMCE in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).


     (b) Neither the execution and delivery of this Agreement or the Registration Agreement by AMCE nor the consummation by AMCE of the transactions contemplated hereby or thereby conflicts with or constitutes a violation of or default under the charter or bylaws of AMCE, any statute, law, regulation, order or decree applicable to AMCE, or any material contract, commitment, agreement, arrangement or restriction of any kind to which AMCE is a party or by which AMCE is bound.

                                   ARTICLE III

                          Limitations and Restrictions

     Section 3.1 Restrictions on Certain Actions by Stockholders. Each of the Durwood Children severally agrees that during the Restricted Period, such Stockholder will not, nor will it permit any of its Affiliates or Associates (other than Stanley H. Durwood, the 1992 Trust and the 1989 Trust) from and after the date that such person becomes an Affiliate or Associate to, unless in any such case specifically invited to do so by the Board of Directors of AMCE, directly or indirectly, alone or in concert with others:


     (a) become a member of a Group (other than a Group composed solely of Stockholders) or make any public or private proposal with respect to an extraordinary transaction involving AMCE or any of its subsidiaries;


     (b) solicit, or participate in any "solicitation" of, "proxies" or become a "participant" in any "election contest" (as such terms are defined or used in Regulation 14A under the Exchange Act) with respect to AMCE; or


     (c) deposit any shares of Common Stock in a voting trust (where the trustees thereof are not such Stockholder or Permitted Assignees of such Stockholder) or, except as specifically contemplated by this Agreement, subject them to a voting agreement or other agreement or arrangement with respect to the voting of such shares of Common Stock.


     The foregoing limitations shall not restrict directors of AMCE who are also Stockholders from taking such action as directors as they deem necessary, advisable or proper to fulfill their fiduciary duties to AMCE and its stockholders.


     Section 3.2 Voting. (a) During the Restricted Period, each of the Durwood children, severally, shall grant the proxy set forth in paragraph (b) below, and shall take no action to revoke or interfere with the exercise of such proxy or to vote shares subject to the proxy in a manner inconsistent with the proxy.

     (b) Each of the Durwood Children hereby appoints the Secretary and each Assistant Secretary of AMCE, and each of them, as such Durwood Child's proxy and attorney, with full power of substitution, to vote all shares of Common Stock owned by such Durwood Child from time to time for each candidate for the Board of Directors of AMCE in the same proportion as the aggregate votes cast in such elections by all other holders of Common Stock not affiliated with AMCE, its directors and officers. This proxy will remain in effect during the Restricted Period and is coupled with an interest and irrevocable during the Restricted Period. This proxy will automatically terminate upon the conclusion of the Restricted Period.


     Section 3.3 Restrictions on Transfer. Each Stockholder severally agrees not to sell, assign, pledge, hypothecate, transfer, grant an option with respect to or otherwise dispose of any interest in Voting Securities, or enter into an agreement, arrangement or understanding with respect to the foregoing (individually and collectively, "Transfer"), except in compliance with the 1933 Act. Each Stockholder severally acknowledges that shares of Common Stock and Class B Stock received in the Merger will be subject to limitations on Transfer imposed by Rule 145 under the 1933 Act and may not be sold except in a registered offering, pursuant to Rule 145 under the 1933 Act or in a transaction otherwise exempt from registration under the 1933 Act and that certificates evidencing Voting Securities of AMCE which it will receive as a result of the Merger (and any shares subsequently acquired by such Stockholder) may bear an appropriate legend to such effect (and to the effect that Authorized Assignees are required to become parties to this Agreement and to the effect that the Company has a right of first refusal in connection with certain sales thereof) and that AMCE will give stop transfer instructions to its transfer agent regarding Voting Securities held by such Stockholder.


     Section 3.4 Transfers by Gift. Subject to the next sentence, each Stockholder severally agrees that during the Restricted Period such Stockholder will not transfer Voting Securities to any Authorized Assignee unless such person or entity agrees by instrument in form and substance reasonably satisfactory to AMCE to be bound by the provisions of this Agreement as a "Stockholder". It is understood and agreed that (subject to the requirements set forth in the definition of Permitted Assignees in the Registration Agreement) other transferees of Voting Securities shall not be required to agree to be bound by the provisions of this Agreement and that each Family Stockholder may transfer up to 5% in the aggregate of its Merger Shares to Charitable Assignees free and clear of the provisions of this Agreement.


                                   ARTICLE IV

                             Right of First Refusal

     Section 4.1  Right of First Refusal.

     (a) In the event that during the Restricted Period one of the Durwood Children desires to sell all or part of its holding of Voting Securities (the "Shares") in a transaction that is exempt from the registration requirements of the 1933 Act other than in brokers' transactions within the meaning of Section 4(4) thereof, AMCE shall first be given the opportunity, in the following manner, to purchase (or cause a corporation, entity, person or group designated by AMCE to purchase) all, but not less than all, of such Shares sought to be sold.


     (b) Such Durwood Child shall deliver a written notice (the "Notice") to AMCE of such intention, describing the proposed terms for sale of the Shares, identifying the offeror, identifying the proposed price of the Shares, and setting forth the other terms and conditions of such offer or proposed sale.


     (c) AMCE shall have the right for 5 business days (which period shall be extended by the amount of time taken to determine the value of non-cash consideration pursuant to the next sentence) from the receipt of the Notice (the "Decision Period"), exercisable by written notice in accordance with Section 7.8 hereof, to elect to purchase (or to designate a corporation, entity, person or group to purchase) all, but not less than all, of the Shares specified in the Notice for cash at the price set forth therein and upon the terms and conditions in the Notice.


     If the purchase price specified in the Notice includes any property other than cash, the purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (as may be mutually agreed by the Durwood Child and AMCE, or, if they are unable to agree, as determined by an independent, nationally recognized investment banking firm mutually selected by the Durwood Child and AMCE and the fees and expenses of such firm shall be borne equally by the Durwood Child and AMCE) of the other property included in the price; and in such event AMCE's notice of exercise of the right to elect to purchase provided for herein shall set forth the purchase price so determined.


     (d) If AMCE does not exercise its right to elect to purchase by the end of the Decision Period, the Durwood Child shall be free to sell or agree to sell the Shares specified in the Notice to the third party making the offer described in the Notice, at the price specified therein or at any price in excess thereof and on the other terms and conditions specified in the Notice. If the Durwood Child shall not so sell all of the Shares within 90 days after the expiration of the Decision Period, the provisions of this Agreement including, without limitation, this Article IV, shall thereafter apply to the Shares not so sold.


     (e) If AMCE exercises its right to purchase specified in paragraph (c) of this Article IV, the closing of the purchase of the Shares shall take place within 30 days after receipt by the Durwood Child of the notice of exercise at a place, time, and date specified by AMCE. At the closing, AMCE shall deliver to the Durwood Child cash or immediately available funds in an amount equal to the purchase price set forth in the Notice, and the Durwood Child shall deliver to AMCE certificates representing the Shares, which Shares shall be free and clear of all liens, security interests and other encumbrances, duly endorsed in blank or accompanied by stock powers duly executed and otherwise in form acceptable for transfer of the Shares on the books of AMCE, together with all necessary stock transfer stamps.


                                    ARTICLE V

                               Secondary Offering

     Section 5.1 Consummation of Secondary Offering. The Stockholders agree to use their best efforts to cause the Secondary Offering to be consummated during the period beginning the date that is six months and one day from the Effective Date and ending the date (the "Deadline Date") that is six months from such date (provided that such six-month period ending on the Deadline Date shall be extended by the length of any Postponement Period (as defined in the Registration Agreement)).


     Section 5.2 Number of Shares. Subject to the terms and conditions of the Registration Agreement, each Stockholder severally agrees that it will sell a number of shares of Common Stock in the Secondary Offering equal to the number of shares of Common Stock set forth next to such Stockholder's name in Exhibit A to the Registration Agreement, subject to reduction or increase pursuant to the Registration Agreement, provided that Thomas A. Durwood and the TBD Partnership need only in the aggregate sell the number of shares of Common Stock set forth next to Thomas A. Durwood's name on such Exhibit A.


     Section 5.3 Failure to Consummate. In the event that the Merger is consummated and the Secondary Offering is not consummated pursuant to the Registration Agreement on or prior to the Deadline Date, other than as a result of the breach by AMCE of the Registration Agreement, Stanley H. Durwood, the 1992 Trust, the 1989 Trust and Delta shall jointly and severally (i) pay to AMCE a fee equal to an aggregate of $2,000,000 to compensate AMCE for the diversion of its officers and other employees in connection with the Secondary Offering and (ii) reimburse AMCE for all of its Merger Expenses.


                                   ARTICLE VI

                                   Tax Matters

     Section  6.1   Representations.   Each  Stockholder  (other  than  the  TBD
Partnership) hereby severally represents and warrants to AMCE that such Stockholder has no plan or intention, and as of the Effective Date will have no plan or intention to sell, exchange, or otherwise dispose of a number of shares of Common Stock or Class B Stock received in the Merger that would reduce (i) the ownership by such Stockholder of Common Stock received in the Merger to a number of shares equal to less than 50% of the number of shares of Common Stock received by such Stockholder (plus, in the case of Thomas A. Durwood, the TBD Partnership) in the Merger or (ii) the ownership by such Stockholder of Class B Stock received by such Stockholder in the Merger to a number of shares equal to less than 50% of the number of shares of Class B Stock received by such Stockholder in the Merger (plus, in the case of Stanley H. Durwood, the 1989 Trust and the 1992 Trust, collectively, a number of shares of Class B Stock equal to the sum of (x) 65% of the number of shares of Common Stock received by Harvard College in the Merger, plus (y) a number of shares of Class B Stock equal to the Specified Percentage of the total number of shares of Class B Stock and Common Stock issued in the Merger).


     Section 6.2 Covenants. Each Stockholder (other than the TBD Partnership) hereby severally covenants that for a period of two years from the Effective Date, he, she or it will not sell, exchange, or otherwise dispose of a number of shares of Common Stock or Class B Stock received by such Stockholder in the Merger that would reduce (i) the ownership by such Stockholder of Common Stock received in the Merger to a number of shares equal to less than 50% of the number of shares of Common Stock received by such Stockholder (plus, in the case of Thomas A. Durwood, the TBD Partnership) in the Merger (provided that such Stockholder may sell, exchange or otherwise dispose of a number of shares of Common Stock in excess of the number otherwise permitted by this clause (i) if another Stockholder agrees by written instrument reasonably satisfactory to AMCE to reduce the number of shares of Common Stock such other Stockholder is permitted to sell pursuant to this clause (i) by a like number of shares and all other Stockholders consent in writing thereto) or (ii) the ownership by such Stockholder of Class B Stock received by such Stockholder in the Merger to a number of shares equal to less than 50% of the number of shares of Class B Stock received by such Stockholder in the Merger (plus, in the case of Stanley H. Durwood, the 1989 Trust and the 1992 Trust, collectively, a number of shares of Class B Stock equal to the sum of (x) 65% of the number of shares of Common Stock received by Harvard College in the Merger, plus (y) a number of shares of Class B Stock equal to the Specified Percentage of the total number of shares of Class B Stock and Common Stock issued in the Merger).


     Section 6.3 Definitions. As used herein, a "Specified Percentage" of a number of shares of Common Stock and Class B Stock shall mean a percentage of such shares equal to the product (expressed as a percentage) of (A) a fraction having a numerator of $1,125,000 and a denominator equal to the sum of the value of all shares of Common Stock and Class B Stock issued in the Merger (as determined by AMCE in good faith, such determination to be conclusive and binding on the parties in the absence of manifest error), plus $1,125,000, multiplied by (B) 1.25. Immediately prior to the execution and delivery of this Agreement, AMCE shall have delivered to the 1989 Trust, the 1992 Trust and Stanley H. Durwood written notice of its determination of the Specified Percentage.


                                   ARTICLE VII

                                  Miscellaneous

     Section 7.1 Holdback Agreement. The Stockholders agree in connection with any registration of an underwritten offering of securities of AMCE during the Restricted Period, including the Secondary Offering, upon the request of AMCE or the underwriters managing such offering, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Voting Securities without the prior written consent of AMCE or such underwriters, as the case may be, for such period of time as AMCE or the underwriters may specify (a "Holdback Period"), provided that the aggregate of Holdback Periods for any 365-day period shall not exceed 180 days.


     Section 7.2 Interpretation. For all purposes of this Agreement, the terms AMCE "Common Stock" and "Class B Stock" shall include any securities of any issuer entitled to vote generally for the election of directors of such issuer which securities the holders of AMCE Common Stock or Class B Stock shall have received or as a matter of right are entitled to receive as a result of (i) any capital reorganization or reclassification of the capital stock of AMCE, (ii) any consolidation, merger or share exchange of AMCE with or into another corporation, or (iii) any sale of all or substantially all the assets of AMCE.


     Section 7.3 Enforcement. (a) Stockholders, on the one hand, and AMCE, on the other, acknowledge and agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically its provisions in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or in equity.


     (b) No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.


     Section 7.4 Entire Agreement. This Agreement, the Merger Agreement, the Registration Agreement and the Indemnification Agreement (as defined in the Merger Agreement) and, with respect to the Family Stockholders only, that certain Durwood Family Settlement Agreement dated as of January 22, 1996, constitute the entire understanding of the parties with respect to the transactions contemplated herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby except that the Durwood Family Settlement Agreement shall not be deemed to be amended by this Agreement and shall remain in full force and effect. This Agreement may be amended only by an agreement in writing executed by all the parties.

     Section 7.5 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.


     Section 7.6 Heading. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.


     Section 7.7 Counterparts. This Agreement may be executed in two or more counterparts, and each such executed counterpart will be an original instrument.


     Section 7.8 Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard to this Agreement will be validly given, made or served, if in writing and delivered personally, by telecopy (except for legal process) or sent by registered mail postage paid:


If to AMCE:          AMC Entertainment Inc.

                                         106 W. 14th Street
                                         Kansas City, Missouri 64101
                                         Attention: Corporate Secretary
                                         Fax:

with copies to:     Charles J. Egan, Jr., Esq.

                                         Hallmark Cards, Incorporated
                                         2501 McGee Trafficway
                                         Kansas City, MO  64141-6126

                                         The Honorable Paul E. Vardeman
                                         Polsinelli, White, Vardeman & Shalton

                                         Suite 1000, Plaza Steppes
                                         700 West 47th Street
                                         Kansas City, MO  64112-1802

If a Stockholder or Delta: to the address set forth next to such Stockholder's
or                         Delta's name on the signature pages hereto

With information copies of notices
to a Stockholder (other than Stanley
H. Durwood, the 1992 Trust or the
1989 Trust) or Delta to:                Robert C. Kopple, Esq.
                                        Kopple & Klinger
                                        2029 Century Park East
                                        Suite 1040
                                        Los Angles, CA  90067

                                        Glenn Kurlander, Esq.
                                        Schiff Hardin & Waite
                                        150 East 52nd Street
                                        Suite 2900
                                        New York, New York  10022

With information copies of notices
to Stanley H. Durwood, the 1992
Trust, the 1989 Trust or Delta to:     Raymond F. Beagle, Jr., Esq.
                                       Lathrop & Gage L.C.
                                       2345 Grand Boulevard, 24th Floor
                                       Kansas City, Missouri  64108-2684

or to such other address or telecopy number as any party may, from time to time, designate in a written notice given in a like manner. Notice shall be deemed given upon receipt thereof.

     Section 7.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors, heirs, legatees, devisees and personal and legal representatives of the parties and Authorized Assignees of Stockholders; provided, however, that no party may assign this Agreement (other than an assignment by a Stockholder to an Authorized Assignee as provided herein) without the prior written consent of all other parties.

     Section 7.10 Governing Law.


     (a) This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Missouri without giving effect to the conflict of laws principles thereof.


     (b) Each party hereto hereby consents to, and confers exclusive jurisdiction upon, the courts of the State of Missouri and the Federal courts of the United States of America located in the City of Kansas City, Missouri, and appropriate appellate courts therefrom, over any action, suit or proceeding arising out of or relating to this Agreement. Each party covenants that it will not commence any action, suit or proceeding arising out of or relating to this Agreement in any other jurisdiction. Nothing in this paragraph shall affect the rights of a party to enforce a judgment rendered by the courts referred to in the first sentence of this paragraph in any other jurisdiction. Each party hereto hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding that it is not subject to such jurisdiction or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement may not be enforced in or by said courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the State of Missouri by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address provided in
Section 7.8 of this Agreement, provided that service of process may be accomplished in any other manner permitted by applicable law.


     Section 7.11 Certain Provisions Regarding the TBD Partnership. The TBD Partnership will not participate in any vote or determination to be made by the Stockholders hereunder. All agreements and obligations of Thomas A. Durwood and the TBD Partnership made herein or arising hereunder (other than in or under Article VI hereof) shall be deemed to be joint and several agreements and obligations of each of Thomas A. Durwood and the TBD Partnership.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first referred to above.

                                                  AMC ENTERTAINMENT INC.

                                                  By /s/Peter C. Brown
                                                  --------------------
                                                  Peter C. Brown
                                                  President

Address:                                          STOCKHOLDERS

Suite 1700
Power & Light Building
106 West 14th Street
P.O. Box 419615                                   /s/Stanley H. Durwood
Kansas City, Missouri  64141-6615                 ---------------------
                                                  Stanley H. Durwood

1323 Granite Creek Drive                          /s/Carol D. Journagan
                                                  ---------------------
Blue Springs, MO  64015                           Carol D. Journagan

3001 West 68th Street                             /s/Edward D. Durwood
                                                  --------------------
Shawnee Mission, KS  66208                        Edward D. Durwood

P.O. Box 7208                                     /s/Thomas A. Durwood
                                                  --------------------
Rancho Santa Fe, CA  92067                        Thomas A. Durwood

187 Chestnut Hill Road                            /s/Elissa D. Grodin
                                                  -------------------
Wilton, CT  06897                                 Elissa D. Grodin

655 N.W. Altishan Place                           /s/Brian H. Durwood
                                                  -------------------
Beaverton, OR  97006                              Brian H. Durwood

666 West End Avenue                               /s/Peter J. Durwood
                                                  -------------------
New York, NY  10025                               Peter J. Durwood

Suite 1700
Power & Light Building
106 West 14th Street
P.O. Box 419615                                   /s/Stanley H. Durwood
                                                  ----------------------
Kansas City, Missouri  64141-6615                 Stanley H. Durwood, as trustee
                                                  of the 1992 Trust

1700 Power & Light Building
106 West 14th Street
P.O. Box 419615                                   /s/ Stanley H. Durwood
                                                  ----------------------
Kansas City, Missouri  64141-6615                 Stanley H. Durwood, as trustee
                                                  of the 1989 Trust

Suite 1700                                        DELTA PROPERTIES, INC.
Power & Light Building
106 West 14th Street
P.O. Box 419615                                   /s/Stanley H. Durwood,
                                                  ----------------------
Kansas City, Missouri  64141-6615                 President

P.O. Box 7208                                     THE THOMAS A. AND BARBARA F.
Rancho Santa Fe, California 92067                 DURWOOD FAMILY INVESTMENT
                                                  PARTNERSHIP


                                                  By:/s/Thomas A. Durwood
                                                     ---------------------
                                                  Thomas A. Durwood, as Trustee
                                                  of the Thomas A. and Barbara
                                                  F. Durwood Family
                                                  Trust, as General Partner

                                                  By: /s/Barbara F. Durwood
                                                     ---------------------
                                                  Barbara F. Durwood, as Trustee
                                                  of the Thomas A. and Barbara
                                                  F. Durwood Family
                                                  Trust, as General Partnership